Exhibit 1

Rio de Janeiro, April 30, 2018.

Received by the board of the General Shareholders’ Meeting of Oi S/A, held on April 30, 2018.

(sgd)

To the

CHAIRMAN OF THE BOARD OF THE GENERAL SHAREHOLDERS’ MEETING.

Ref.: Vote Statement - General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018

Dear Sirs,

MANUEL JEREMIAS LEITE CALDAS, shareholder, electrical engineer, Identity Card RG No. 284123, issued by MAERRJ, enrolled with the Individual Taxpayer’s Registry of the Ministry of Finance (CPF/MF) under No. 535866207-30, with professional address at Avenida Lucio Costa 6700/1103 - Barra da Tijuca - Rio de Janeiro, a shareholder of OI S.A, hereby, through his proxy, presents this document to register his vote in relation to the resolutions taken at the Oi S.A. General Shareholders’ Meeting - In Judicial Reorganization, held on April 30, 2018.

1.         The facts mentioned below and widely reported in the media show that the Company has failed to comply with the governance standards and internal control procedures to which it is bound, failing to comply with the legitimate expectations of its shareholders, which consequently affects the trust in any and all information given by its Executive Board, being necessary to adopt previous measures to hold all those involved accountable, without which it is impossible to make transparent, useful and diligent decisions on the matters included in the agenda of this General Shareholders’ Meeting of Oi S.A.

2.         The weakness of the internal and Control procedures in the Company were subject to exceptions expressed in the report presented by BDO RCS Auditores Independentes SS, filed on April 12, 2018, which exposes the lack of trust in the information presented by the management, as well as the uncertainties concerning the Company’s financial and operational capacity.

A. LACK OF RELIABLE FINANCIAL INFORMATION:

3.         The Company disclosed a Material Fact on 3/28/2018, when it detailed the background of errors in the Company’s financial statements, as well as exposed failures in the control mechanisms and internal procedures.

4.         In such communication, the Company informed that, in 2017, it created internal interdisciplinary groups to organize the systems and research bases, aiming at the correct diagnosis, conciliation, and identification of gaps, adjustments, and opportunities to improve its controls and procedures.

5.         Despite the appreciated initiative, the errors found are worrisome and deserve further clarification to the shareholders, as well as the adoption of measures to hold the managers directly involved in these acts, to the detriment of the Company, accountable.

6.         More decisively, the Company’s external auditors report from BDO RCS Auditores Independentes SS (“BDO”), presented on April 12, 2018, exposes the weakness and uncertainty of the financial information presented by the Management due to the failures of control.

7.         In order to exemplify the seriousness of the alleged “errors,” it should be noted that the assets were inflated, requiring the write-off of amounts related to judicial deposits, in the financial statements for the year ended on December 31, 2017, in an amount corresponding to R$ 6.3 billion. According to BDO’s findings, the errors are serious and derive from “significant deficiency in the internal control, pursuant to the audit standard NBC TA 265 Communication of Control Deficiencies.”1

8.         Such a fact has a direct impact on the Company’s future liquidity situation since, given the evolution of the balances in judicial deposits published by the Company, this “error” has probably been made by the Company for several years without any control, exposing a background of losses caused to the Company in view of the evident omission and connivance of its officers.

9.         As pointed out by BDO, deficiencies in internal control are an affront to technical standards and place all data and information under suspicion. It should be concluded that the background of omission and connivance of the Company’s managers, with irregular practices and without any control, deserves to be comprehensively verified, investigated and attributed to the persons responsible for such facts pursuant to the law.

B. FACTS NOT VERIFIED AND CLARIFIED TO THE SHAREHOLDERS OF THE COMPANY

10.       In addition, please note that the information disclosed as a material fact by the Company, on March 28, 2018, occurred in the context of dozens of reports of suspected illegalities that allegedly had been committed by the current managers.

11.       The situation is worrisome and, jointly with the context of execution of the judicial reorganization plan, it is necessary to implement future control systems and procedures based on the verification of the background of alleged irregularities and accountability of the managers, so that the Company is able to resume its regular operation based on ethical and transparent principles before the market, clients and shareholders.

12.       Therefore, it is up to this shareholder to show his perplexity when he was informed by the press and by the reports made by Company Directors regarding serious suspicions of illegal acts that had been committed by its managers.

13.       Also concerning this subject, it is worth pointing out, among other facts, the recent report made by the Brazilian Association of Minority Investors - AIDMIN, by means of information about the commission of a crime to the Federal Public Prosecutor’s Office, pointing out several facts and possible frauds committed by the current Oi officers, such as:

(i)        alleged payments to Oi Directors and managers in the amount of R$ 51 million, in 2014, in disagreement with the Bylaws;

(ii)       suspicions of omission by certain officers in the verification of the facts and in the adoption of necessary measures to hold the Company’s managers accountable;

(iii)     suspicions of failures in accounting for such payments, in the accounting documents of Oi, exposing failures in the Company’s internal procedures and Controls;

1“Based on the results of the audit procedures described above, we have identified a non-material adjustment in the balance of the provision regularized by the Company and, therefore, we consider it reasonable to estimate the provision for Civil and Labor contingencies mentioned in Note 20 Provisions, we also believe that the disclosures made in the context of the individual and consolidated financial statements taken as a whole are reasonable. Additionally, as a result of the reconciliation procedures deriving from deficiencies in the write-offs of terminated judicial deposits that resulted in the adjustments disclosed in Note 2.b, (c), we consider such matters as a significant deficiency in the internal control pursuant to the audit standard NBC TA 265 Communication of Control Deficiencies.”

(iv)      alleged omission of the management in the verification of the facts;

14.       As this was not enough, as disclosed by the media,2 and also the subject-matter of the information presented by AIDMIN to the Federal Public Prosecutor’s Office, there are alleged receipts of amounts of a “suspicious” origin by Oi’s current president, Mr. Eurico Teles, while he acted as Legal Counsel of the group. In a recent statement, it was verified that the aforementioned officer received more than R$ 5 million from FERCOMÉRCIO-RJ, whose former president, Orlando Diniz, was arrested on February 23, 2018 based on the suspicion of misuse of funds.

15.       Such facts and information have not yet been duly clarified by the Company’s current management, which raises doubts about the regularity of the accounts and financial statements submitted for approval at a general shareholders’ meeting.

16.       In view of such facts, it is up to this shareholder to repudiate the lack of transparency in the conduct of the Company’s business, as well as the incapacity to establish a minimally decent corporate governance, which ultimately corrupts and destroys the Company’s financial situation.

CONCLUSION

17.       In view of the foregoing, the present Shareholder, MANUEL JEREMIAS LEITE CALDAS, expresses his disapproval of the management accounts for the fiscal year ended on December 31, 2017, since these are allegedly tainted by material errors identified by the Company itself in the previous years and, therefore, affect the regularity of the numbers presented by the current management.

18.       It is worth pointing out, as mentioned by the external auditors, BDO, that the inconsistencies in accounting for judicial deposits jeopardize the analysis of the Company’s actual economic and equity situation and are inadmissible for a company such as Oi S.A., since these represent accounting basic failures pursuant to the International Accounting Standards (IAS 36, 38 and 39 and IFRS 13). Each of these irregularities may adversely affect the Company’s financial situation and, consequently, affect the investments made by its shareholders, especially minority shareholders.

19.       Thus, due to the lack of reliable information and adoption of internal measures, he votes for the REJECTION of all items in the following Agenda: (1) To check the managers accounts related to the fiscal year ended on December 31, 2017; (2) To establish the annual aggregate amount of remuneration of the Managers and members of the Audit Committee of the Company; (3) To elect the members of the Audit Committee and respective deputy members.

The purpose of this vote statement is to ensure that transparent, useful and diligent decisions are taken on the matters included in the agenda of this General Shareholders’ Meeting of Oi S.A.

(sgd)

MANUEL JEREMIAS LEITE CALDAS

OI S.A. Shareholder

2 https://veja.abril.com.br/blog/radar/presidente-da-oi-recebeu-mais-de-5-milhoes-da-fecomercio-rj/